EXHIBIT 23

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Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBarge, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53583, 333-108357, 333-124556, 033-62215 and 333-121031) on Form S-8 of LaBarge, Inc. and subsidiaries (the Company) of our report dated September 2, 2010, with respect to the consolidated balance sheets of the Company as of June 27, 2010 and June 28, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 27, 2010, and the effectiveness of internal control over financial reporting as of June 27, 2010, which report appears in the June 27, 2010 annual report on Form 10-K of the Company.

/s/KPMG LLP

St. Louis, Missouri

September 2, 2010